EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103572, 333-111175, 333-119218, 333-119225, 333-119232, 333-130142, 333-145612, 333-152992, 333-72878, 333-13077, 333-44434, 333-83691, 333-41039 and 333-162820 on Form S-8 of our report dated February 25, 2010, relating to the consolidated financial statements of CEC Entertainment, Inc., and the effectiveness of CEC Entertainment, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CEC Entertainment, Inc. for the year ended January 3, 2010.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 25, 2010